UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AboveNet, Inc.

(Name of Registrant as Specified In Its Charter)

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FAQs

Merger Transaction

Q: When do you expect the merger of AboveNet and Zayo to be completed?
A: We expect the merger to be completed in mid-2012.

Q: What needs to occur for the merger to be completed?
A: The completion of the merger is subject to a number of governmental regulatory approvals, the approval of the vote of the AboveNet shareholders and the fulfillment of a number of other conditions set forth in the March 18 Merger Agreement.

Q: What will be the going forward name of the new entity?
A: AboveNet, Inc. will be a wholly owned and direct subsidiary of Zayo Group, LLC. We will promptly transition to the Zayo Group name upon closing.

Employee Equity Issues

Q: What will happen with the Employee Stock Purchase Plan (ESPP)?
A: The ESPP will continue to operate in its current form until the business day prior to the completion of the merger. The ESPP will be terminated on the business day immediately prior to the completion of the merger. In the event that that merger is completed prior to the end of the current offering period on November 15, shortly after the completion of the merger, the Company will pay each ESPP participant an amount equal to the product of (i) the amount by which $84 exceeds the ESPP Exercise Price of $55.29 and (ii) the number of shares of Company Common Stock the participant could purchase with his or her accumulated payroll deductions as of the business day immediately prior to the completion of the merger. The Company will also return all contributions previously made to the ESPP for this offering period. Customary withholdings under any applicable tax law from any cash consideration paid shall be made.

Q: What will happen to any unvested stock units that I hold?
A: Shortly after closing, you will be paid out on your unvested stock units in an amount equal to the number of such unvested stock units multiplied by $84 and the unvested stock units will be cancelled. Customary withholdings under any applicable tax law from any cash consideration paid shall be made.

Q: What will happen to my options?
A: If you do not exercise your options and sell the underlying shares during the open securities trading window and still hold the options as of the closing of the transaction, then shortly after closing, you will be paid out on your options in an amount equal to the number of such options multiplied by difference between the per share exercise price on such options and $84 and the options would be cancelled. Customary withholdings under any applicable tax law from any cash consideration paid shall be made.

401(k)

Q: How will unvested match amounts in the 401(K), be treated?
A: If the AboveNet 401(k) and Profit Sharing Plan experiences a termination or a partial plan termination, then all affected employees with partial vesting in the employer match will become fully vested. It is currently anticipated that all active employees will become fully vested in their unvested employer match amounts at the time the AboveNet 401(k) plan is merged with the 401(k) plan currently maintained for Zayo employees. Of course, all plan participants are always 100% vested in their own deferrals and any rollover monies deposited into their account under this plan.

Q: During this interim period, should I continue to contribute to my 401(k) or am I likely to lose my money? Would this be the time to increase or decrease my deferral percentage?
A: You should always consider getting advice from a financial advisor whenever you are considering big changes to any of your savings vehicles, including your retirement savings such as your 401(k). However, you can increase your contributions if you are not already on schedule to maximize the full company match of $3,000, or to get the full tax advantage of deferring in 2012 a full $17,000 (plus an additional $5,500 if 50 or over in 2012).

Compensation and Benefits

Q: What are Zayo’s compensation and benefits practices?
A: Zayo will be visiting AboveNet’s major location and providing an HR and benefits orientation prior to close. At such time, Zayo will explain payroll and benefits and gather all new hire information so AboveNet employees will be on Zayo’s payroll and benefits day one post close.

Continuing Employment

Q: Will I continue to be employed after the completion the merger?
A: All employees will continue to be employed until otherwise notified. It is important that all employees remained focused on doing their jobs. In connection with the merger, management will review integration plans with the goal of determining the optimal organizational structure moving forward. If after that review it is determined that certain employees’ employment will be terminated, such employees will be notified at that time.

Severance

Q: What severance policy will exist for employees terminated as the result of the merger?
A: Employees do not have a legal entitlement to a severance payment. However, management understands that severance would be important for any employee whose employment was terminated as a result of the merger. Zayo’s practice is to pay severance when an employee’s position is eliminated and they are impacted by a reduction in force. Zayo is assessing the appropriate retention as well as severance programs to meet its overall integration objectives. Those will be completed as part of the organization integration plan which is underway. Generally, Zayo has communicated severance and retention plans as part of the day one post close communications which will include employee dispositions and specific assignments.

Q: Will I be paid out for my accrued but unused PTO and/or Vacation time if I am laid off?
A: Accrued but unused PTO and/or Vacation time would be paid out to any employees who are impacted by a reduction in force day one post close.

Health Insurance

Q: If my employment is terminated as the result of the merger, will I have access to health insurance?
A: The Company is obligated by law to provide terminated employees health insurance pursuant to COBRA. COBRA requires that any former employee be offered to continue his or her medical coverage (including any dependents), so long as they pay for the full premium (plus an administrative fee). COBRA must be offered for a minimum of 18 months, but may be longer under state law.

Outplacement Services

Q: Will there be any outplacement services (networking skills, resume writing, job search techniques, etc.) for employees whose employment is terminated?
A: Those outplacement services are not provided, but Zayo does provide free counseling services to employees who are impacted by a reduction in force.

References

Q: What is the Company’s policy as to references and will they be available to any laid off employees?
A: All employment inquiries and employment verifications will be directed to ADP TotalSource Employee Service Center who responds verbally to reference check inquiries that are submitted in writing. Responses to such inquiries will confirm only dates of employment and position(s) held. No employment data will be released without a written authorization and release signed by the individual who is the subject of the inquiry.

W-2s

Q: Who will issue my W-2 for 2012 and will I get one or two W-2s for 2012?
A: You will receive one W-2 for 2012 from AboveNet and one from the merged company.

Forward Looking Statements

Statements made in these FAQs that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The Company cannot assure you that the future results expressed or implied by the forward-looking statements will be achieved. Such statements are based on the current expectations and beliefs of the management of the Company and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to obtain the Company’s shareholder approval or the failure to satisfy other conditions to completion of the merger, including receipt of regulatory approvals, industry competition, pricing and macro-economic conditions and the Company’s financial and operating prospects. The Company’s business could be materially adversely affected and the trading price of the Company’s common stock could decline if these risks and uncertainties develop into actual events. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of these FAQs or to reflect the occurrence of unanticipated events. A more detailed discussion of factors that may affect the Company’s business and future financial results is included in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Additional Information and Where to Find It

In connection with the proposed merger, the Company has filed a definitive proxy statement with the SEC. The definitive proxy statement contains information about the Company, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AS IT CONTAINS IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from the Company by mail, stockholders can obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website at www.sec.gov or, without charge, from the Company’s website at www.above.net or by directing a request to AboveNet, Inc., 360 Hamilton Avenue, White Plains, New York 10601.

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding the Company’s directors and executive officers is available in the Company’s 2011 Annual Report on Form 10-K, which was filed with the SEC on February 29, 2012. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials the Company filed with the SEC.